Exhibit Index

Trunkbow Announces Receipt of “Going Private” Proposal

BEIJING, November 2, 2012 -- Trunkbow International Holdings Limited (NASDAQ: TBOW) ("Trunkbow" or the "Company"), a leading provider of Mobile Payment Solutions ("MPS") and Mobile Value Added Services ("MVAS") in the PRC, today announced that its board of directors has received a preliminary non-binding proposal letter, dated November 2, 2012, from Hou Wanchun, Chairman of the board of directors of the Company, and Li Qiang, Chief Executive Officer and a director of the Company (together, the “Consortium Members”), that proposes a “going-private” transaction involving the acquisition of all of the outstanding shares of the Company’s common stock (the “Shares”) not beneficially owned by the Consortium Members at a price of US$1.46 per Share in cash (the “Acquisition”).

According to the proposal letter, the Acquisition is intended to be financed with a combination of debt and equity capital. A copy of the proposal letter is attached hereto as Exhibit A.

The Company’s board of directors has formed a special committee of independent directors (the “Special Committee”) consisting of Dr. Tan Kokhui, Dr. Lv Tingjie, and Mr. Huang Zhaoxing to consider the Acquisition. The Special Committee intends to retain financial, legal and other advisors to assist it in its review of the Acquisition.

The Company cautions its shareholders and others considering trading in its securities that the board of directors has just received the non-binding proposal from the Consortium Members and no decisions have been made with respect to the Company’s response to the proposal. There can be no assurance that any definitive offer will be made, that any agreement will be executed or that this or any other transaction will be approved or consummated. The Company does not undertake any obligation to provide any updates with respect to the Acquisition or any other transaction, except as required under applicable law.

About Trunkbow International Holding Limited

Trunkbow International Holdings (NASDAQ: TBOW) is a leading provider of Mobile Payment Solutions ("MPS") and Mobile Value Added Solutions ("MVAS") in PRC. Trunkbow's solutions enable the telecom operators to offer their subscribers access to unique mobile applications, innovative tools, value-added services that create a superior mobile experience, and as a result generate higher average revenue per user and reduce subscriber churn. Since its inception in 2001, Trunkbow has established a proven track record of innovation, and has developed a significant market presence in both the Mobile Value Added and Mobile Payment solutions markets. Trunkbow supplies its mobile payment solutions to all three Chinese mobile telecom operators, as well as re-sellers, in several provinces of China. For more information, please visit www.trunkbow.com.

Safe Harbor Statement

This press release contains forward-looking statements that reflect the Company's current expectations and views of future events that involve known and unknown risks, uncertainties and other factors that may cause its actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such forward looking statements involve known and unknown risks and uncertainties, including but not limited to uncertainties relating to the Company's relationship with China's major telecom carriers and its resellers, competition from domestic and international companies, changes in technology, contributions from revenue sharing plans and general economic conditions. The Company has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its financial condition, results of operations, business strategy and financial needs. You should understand that the Company's actual future results may be materially different from and worse than what the Company expects. Information regarding these risks, uncertainties and other factors is included in the Company's annual report on Form 10-K and other filings with the SEC.

Contact Information

In China:	In the U.S.

Trunkbow International Holdings Limited	The Piacente Group

Ms Alice Ye, Chief Financial Officer	Brandi Floberg/Lee Roth

Phone: +86 (10) 8571-2518 (Beijing)	Phone: + (1) 212-481-2050 (New York)

Email: ir@trunkbow.com	E-mail: trunkbow@tpg-ir.com

Exhibit A

November 2, 2012

The Board of Directors

Trunkbow International Holdings Ltd.

Unit 1217-1218, 12F of Tower B, Gemdale Plaza

No. 91 Jianguo Road Chaoyang District, Beijing

People’s Republic of China

Dear Sirs:

We, Hou Wanchun, Chairman of the board of directors of Trunkbow International Holdings Ltd. (the “Company”), and Li Qiang, Chief Executive Officer and a director of the Company (collectively, “we”), are pleased to submit this preliminary non-binding proposal to acquire all of the outstanding shares of the Company’s common stock (the “Shares”) not beneficially owned by us at a price of US$1.46 per Share in cash in a going-private transaction (the “Acquisition”).

We believe that our proposal of US$1.46 per Share in cash will provide a very attractive opportunity to the Company’s shareholders. This price represents a premium of approximately 24.8% to the Company’s closing price on November 1, 2012, a premium of approximately 48.6% to the volume-weighted average price during the last 30 trading days, and a premium of approximately 49.5% to the volume-weighted average price during the last 90 trading days.

The terms and conditions upon which we are prepared to pursue the Acquisition are set forth below. We are confident in our ability to consummate an Acquisition as outlined in this letter.

1. Purchase Price. We are prepared to pay for the Shares acquired in the Acquisition at a price of US$1.46 per Share in cash.

2. Financing. We intend to finance the Acquisition with a combination of debt and equity capital. We are in preliminary discussions with third party financing sources, including VStone Investment Management Limited. We are confident that we will secure adequate financing to consummate the Acquisition.

3. Due Diligence. Parties providing financing will require an opportunity to conduct customary due diligence on the Company.

4. Definitive Agreements. We are prepared to negotiate and finalize definitive agreements (the “Definitive Agreements”) in a timely manner.

5. Confidentiality. We will, as required by law, promptly file a Schedule 13D to disclose this letter. However, we are sure you will agree with us that it is in all of our interests to ensure that we proceed in a confidential manner, unless otherwise required by law, until we have executed the Definitive Agreements or terminated our discussions.

6. Process. We believe that the Acquisition will provide superior value to the Company’s shareholders. We recognize of course that the board of directors of the Company will evaluate the Acquisition independently before it can make its determination whether to endorse it. In considering the proposed Acquisition, you should be aware that we are interested only in acquiring the outstanding Shares that we do not already own, and that we do not intend to sell our stake in the Company to a third party.

7. Advisors. We have retained Cleary Gottlieb Steen & Hamilton LLP as our legal advisor in connection with the Acquisition.

8. No Binding Commitment. This letter constitutes only a preliminary indication of our interest, and does not constitute any binding commitment with respect to the Acquisition. Such a commitment will result only from the execution of Definitive Agreements, and then will be upon the terms and conditions as set out in such agreements.

In closing, each of us would like to personally express our commitment to working together to bring this Acquisition to a successful and timely conclusion. Should you have any questions regarding this proposal, please do not hesitate to contact us.

Sincerely,

/s/Hou Wanchun

Hou Wanchun

/s/Li Qiang

Li Qiang